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                                                                    EXHIBIT 12.3

                  COMCAST CABLE COMMUNICATIONS HOLDINGS, INC.
     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


Comcast Cable Communications Holdings, Inc.'s loss for the nine months ended September 30, 2002, the years ended December 31, 2001 and 2000, and the ten month period ended December 31, 1999 was inadequate to cover fixed charges in the amount of $19.2 billion, $9.2 billion, $10.4 billion and $2.0 billion, respectively.